EXHIBIT 19.1

APOLLO DEBT SOLUTIONS BDC,

MIDDLE MARKET APOLLO INSTITUTIONAL PRIVATE LENDING, APOLLO ORIGINATION II (L) CAPITAL TRUST AND

APOLLO ORIGINATION II (UL) CAPITAL TRUST

Policy for Short Term Transactions in Shares for Apollo Employees, Partners and Related Parties for Subscriptions/Repurchases in Shares

General Statement

All employees, partners, directors and officers (“Employees”) of Apollo Credit Management, LLC (“ACM”), Apollo Debt Solutions BDC (“ADS”), Middle Market Apollo Institutional Private Lending (“MMAIPL”), Apollo Origination II (L) Capital Trust (“AOP II (L)”) and Apollo Origination II (UL) Capital Trust (“AOP II (UL)”; unless otherwise noted, the “Company” refers to ADS, MMAIPL, AOP II (L) and AOP II (UL)), Apollo Management L.P. (together with its affiliated investment managers, “Apollo Management” and together with ACM and the Company, “Apollo”), other than Trustees of the Company that are “disinterested” Trustees of the Company within the meaning of Rule 0-1 under the Investment Company Act of 1940,1 are subject to this Employee Trading Policy for their shares (this “Policy”). Employees of Apollo may purchase or request the repurchase of shares of the Company only in accordance with this Policy. Any Employee who purchases or requests the repurchase of shares of the Company other than in accordance with this Policy will be subject to discipline, up to and including termination. All Employees remain subject to any applicable securities reporting requirements under the Code of Ethics of the applicable Apollo entity. In addition to any requirements set out in this Policy, any transaction in shares of the Company by an Employee is subject to applicable law and all applicable policies and procedures adopted by Apollo with respect to insider trading and the use of material, nonpublic information.

Short Sales or Transactions in Company-based Derivative Securities

Employees may not engage in transactions of a speculative nature involving the Company shares at any time, including, but not limited to, the purchase or sale of put options. All Employees are prohibited from short-selling the Company shares or engaging in transactions involving other Company-based Derivative Securities. “Derivative Securities” are options, warrants, restricted stock units, stock appreciation rights or similar rights whose value is derived from the value of an equity security, such as the Company’s common stock. This prohibition includes, but is not limited to, trading in Company-based put option contracts, transacting in straddles, and the like. The receipt of grants of Derivative Securities issued under, or the exercise of options granted under, an equity incentive plan adopted by the Company is not prohibited by this Policy.

1 Short term purchases and sales of shares of the Company by Independent Trustees of the Company are addressed under the Company’s relevant policy for Independent Trustees.

Short-Term Trading and Reporting Requirements

Notwithstanding anything to the contrary set out above, absent extraordinary circumstances, Employees will not be permitted to make a round-trip transaction in shares of the Company (in other words, a purchase followed by a sale, or sale followed by a purchase) until the release of the financial information for the next quarterly or annual report and in accordance with this Policy.

In addition, Employees who are Trustees, officers or ten percent beneficial owners (each an “Insider”) of the Company are subject to the reporting of transactions under Section 16(a) and the restrictions set out in Section 16(b) of the Securities Exchange Act of 1934 with respect to round-trip transactions in shares of the Company. Section 16(b) generally prohibits a round-trip transaction in shares of the Company in any period of less than six months by any Insider. Any profits made in a round-trip transaction by any Insider of the Company are recoverable by the Company, even if the round-trip transaction was done inadvertently.

Policy for Short Term Transactions in Shares for Independent Trustees

General Statement

Each Trustee of Apollo Debt Solutions BDC (“ADS”), Middle Market Apollo Institutional Private Lending (“MMAIPL”), Apollo Origination II (L) Capital Trust (“AOP II (L)”) and Apollo Origination II (UL) Capital Trust (“AOP II (UL)”; unless otherwise noted, the “Company” refers to ADS, MMAIPL, AOP II (L) and AOP II (UL)) who is a “disinterested” Trustee of the Company within the meaning of Rule 0-1 under the Investment Company Act of 1940 (each, an “Independent Trustee”) is subject to this Share Purchase/Repurchase Policy (this “Policy”). Independent Trustees may purchase or sell shares of the Company only in accordance with this Policy. All Independent Trustees remain subject to any applicable securities reporting requirements under the Company’s Code of Ethics. In addition to any requirements set out in this Policy, any transactions in shares of the Company is subject to applicable law and all policies and procedures, if any adopted by the Company with respect to insider trading and the use of material, non-public information.

Short-Term Trading

Independent Trustees are subject to the restrictions set in Section 16(b) of the Securities Exchange Act of 1934 with respect to a round-trip transaction in shares of the Company (in other words, a purchase followed by a sale, or sale followed by a purchase). Section 16(b) generally prohibits a round-trip transaction in shares of the Company in any period of less than six months by any trustee of the Company. Any profits made in a round trip transaction by any independent Trustee of the Company are recoverable by the Company, even if the round-trip transaction was done inadvertently.

Reporting Requirements

Each Independent Trustee of the Company is required by Section 16(b) of the Securities Exchange Act of 1934 to file a Form 3 with the Securities and Exchange Commission within ten days of becoming an Independent Trustee, listing the securities of the Company beneficially owned by the trustee. Independent Trustees must also file any changes in the ownership before the end of the second business day following the day on which the transaction has been executed on Form 4. Within 45 days of the end of the Company’s fiscal year, each Independent Trustee must report on

Form 5 any holdings or transactions in the Company’s securities, unless that information has been provided previously on a Form 3, Form 4 or Form 5, and there have been no changes since that previous filing.